EXHIBIT 4.4

AMENDMENT TO

INVESTOR RIGHTS AGREEMENT

This Amendment (the “Amendment”) to Investor Rights Agreement (the “Agreement”), dated as of May 30, 2014 (“Effective Date”) by and among Pacific DataVision (the “Company”) and the Holders representing at least a majority of the Registrable Securities outstanding, (as defined in the Agreement). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Agreement.

WHEREAS, Section 5.6 of the Agreement provides that the Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities, which amendment shall be binding and effective upon all holders of Registrable Securities.

WHEREAS, the parties hereto agree that in connection with certain private placement of shares of the common stock of the Company in connection with the purchase of spectrum assets from Sprint Corporation, it is in the best interest of the Company to amend the Agreement in order terminate certain information and other rights and obligations of the Holders and to exclude the Offering from certain rights of first refusal held by the Holders

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Amendment to Section 3. Section 3.14 shall be amended and restated in its entirety as follows:

“ 3.14 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate in full upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering, which results in the Series A Preferred Stock and Series AA Preferred Stock being converted into Common Stock, (ii) the closing of that certain private placement of shares of the common stock of the Company (the “Offering”), with sufficient proceeds to accomplish the purchase of spectrum assets from Sprint Corporation to the Company pursuant to that certain Asset Purchase Agreement, dated May 13, 2014, by and between Sprint Corporation and the Company (the “Sprint APA”), or (iii) upon (a) the sale, lease or other disposition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this Section 3.14(ii)(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company (a “Change in Control”).”

2. Amendment to Section 4. A new Section 4.6(h) shall be added as follows:

“(g) any Equity Securities issued the Offering, which Offering is approved by the Board of Directors.”

3. Approval of Amendment. By its signature below, the Company hereby adopts this Amendment.

4. Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

5. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

6. Continued Validity. Except as otherwise expressly provided herein, the Agreement shall remain in full force and effect.

7. Counterparts. This Amendment may be executed by facsimile and in any number of counterparts by the parties hereto all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

PACIFIC DATAVISION

By:	/s/ John Pescatore
John Pescatore
President and Chief Executive Officer

Address: 100 Hamilton Plaza, Lobby Floor
Paterson, New Jersey 07505

HOLDER:

THE SIGNATURE PAGE TO PACIFIC DATAVISION CONSENT ACTION EXECUTED BY THE HOLDER IS HEREBY APPENDED HERETO AS EVIDENCE OF SUCH HOLDER’S EXECUTION AND ADOPTION OF THIS AMENDMENT TO INVESTOR RIGHTS AGREEMENT.

HOLDERS:

Alicia Rygiel

Amie & Robert Yabroff

AMK International, Inc.

Ann Poh

Arthur L. Cahoon

Benjamin & Susan Frishberg

Brian D. McAuley

Brian D. McAuley, as Trusteee for Beth Kathryn McAuley

Brian D. McAuley, as Trusteee for Christian Brian McAuley

Brian D. McAuley, as Trusteee for Mary Elizabeth McAuley

Brian D. McAuley, as Trusteee for Tricia Florence McAuley

Curtis A. Gulbro

Darryl K. Korn, Trustee, Darryl K. Korn Living Trust U/A dated 12/14/91

David Lasensky

David Lasensky Irrevocable Trust

Douglas Gardner

Douglas Grissom

Edward E. Hicks & Teresa Hicks-Nuzzi

Eileen Gildea

Elby Loyd

Eric C. Mollman & Mary C. Mollman

Eric Mollman

Finch Family Trust Dated Nov. 23, 1987

Frank Creede

Glenn Carpenter

Goolock Associates

Halsey Family Tust

James H. Dahl

James M. Davidson Revocable Deed of Trust 9/1/99

James Perry

Jane McAuley

John C. Pescatore

John D. and Claudia J. Larsen

John L. Smaha

John Major

John Sites Jr.

Jonathan Butler

Joseph Lasensky

Joseph Oakes

Ken G. Secemski

Las Aguillas Holdings, LLC (Account BW-53560)

LeRoy Kirchner, Jr.

Lisa and Barry Marks

Lisa Giadini

Lorenz Fischer-Zernin

Marcus Rhodes

Mark L. Creede

Melanie Kirchner

Mercedes Iglesias

Michael Carey and Mary Carey

Michelle K. Pescatore

Morgan O’Brien

Nextone, LLC

Northwood Capital Partners, LLC

Northwood Ventures, LLC

Orhan Sadik-Khan

Paul Finnegan

Paul Mastroianni and Noreen Mastroianni

Peter Joel Lasensky

RaptorTrust u/a/d December 28, 2004

Revocable Trust of Jack Markell

Richard E. Rohmann, Trustee of the Richard E. Rohmann Trust, dated April 23, 1991

Richard P. Miklau

Richard Somers

Robert A. Vickery

Schabarum Family Trust

SK Partners

Southfield Communications

Stan De Cosmo

Stelca A. Somerville, Trustee of the Trust A/Somerville Family Trust dated February 27, 1980

Steve Schreiber

Sutton Family Trust dated 6-5-95

TRG Consulting

UBS Financial Services, Inc. as IRA Custodian for Joseph A Lozito, MD

Ulrich E. Keller, Jr. and Anne L. Confair

Wayland Hicks